Exhibit 99.1

FOR IMMEDIATE RELEASE

April 30, 2007

For more information: Richard Heiner, Marketing Director, Nexxus Lighting, Inc.

Phone 407-857-9900 x216 Fax 407-857-0050

email: rheiner@nexxuslighting.com

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NEXXUS LIGHTING HIRES JOHN OAKLEY AS CHIEF FINANCIAL OFFICER

Orlando, Florida: Nexxus Lighting, Inc. (NASDAQ: NEXS) today announced the hiring of John Oakley as its new Chief Financial Officer. Nexxus Lighting, Inc., formerly Super Vision International, Inc., is a world leader in advanced lighting technology including solid-state LED and fiber optic lighting systems and controls used in commercial, architectural, signage, swimming pool and retail lighting.

Prior to joining the Nexxus Lighting team, Mr. Oakley served as Chief Financial Officer and Director of Home Meridian International. Previously, he served as the Senior Vice President, Chief Financial Officer and Treasurer of Pulaski Furniture Corporation, a subsidiary of Home Meridian. He joined the furniture manufacturer and importer as Vice President and Treasurer in 2001. Prior to Pulaski Furniture, Mr. Oakley was Corporate Controller for Collins and Aikman Floorcoverings, Inc. from 1997 to 2001 and Senior Auditor for Arthur Andersen, LLP from 1992 to 1997.

“John brings extensive experience as a senior level financial executive to Nexxus Lighting. He has performed detailed due diligence as part of acquisition teams, managed the integration of several successful acquisitions and led large accounting teams as part of his direct experience in manufacturing. He also has experience conducting audits of large publicly held companies. John will be a great asset to our company and we expect him to play an integral part in executing our strategy and accomplishing our goals,” stated Mike Bauer, Nexxus Lighting’s President and CEO.

Mr. Oakley holds a Bachelor of Science in Accounting from the University of North Carolina at Charlotte and also honorably served in the United States Navy. He will officially join the company on June 4, 2007, after he fulfills his commitment to his present employer.

For more information, please visit the Nexxus Lighting, Inc. web site at www.nexxuslighting.com.

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Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Reference is made to Nexxus Lighting’s filings under the Securities Exchange Act for factors that could cause actual results to differ materially. Nexxus Lighting undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.